EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the P.F. Chang’s China Bistro, Inc. Key Employee Stock Purchase Plan, of our report dated January 30, 2004, except for the matters disclosed in Note 1 as to which the date is March 12, 2004, with respect to the consolidated financial statements of P.F. Chang’s China Bistro, Inc. included in its Annual Report on Form 10-K for the year ended December 28, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Phoenix, Arizona
January 27, 2005